                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                               (Amendment No. 1 )*


                            Family Golf Centers, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    30701A106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                                Page 1 of 8 Pages

     -------------------                                 -----------------
     CUSIP No. 30701A106              13G                Page 2 of 8 Pages
     -------------------                                 -----------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The TCW Group, Inc.

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /

                                                                        (b) /X/

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada corporation

--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER
      NUMBER OF                                                         521,600
        SHARES         --------------------------------------------------------
     BENEFICIALLY      6       SHARED VOTING POWER
       OWNED BY                                                             -0-
         EACH          --------------------------------------------------------
      REPORTING        7       SOLE DISPOSITIVE POWER
        PERSON                                                          521,600
         WITH          --------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                                                                            -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        521,600

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.1%(see response to Item 4)

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
                                        HC/CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     -------------------                                 -----------------
     CUSIP No. 30701A106              13G                Page 3 of 8 Pages
     -------------------                                 -----------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert Day
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /

                                                                        (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
--------------------------------------------------------------------------------
                       5       SOLE VOTING POWER
      NUMBER OF                                                         521,600
        SHARES         --------------------------------------------------------
     BENEFICIALLY      6       SHARED VOTING POWER
       OWNED BY                                                             -0-
         EACH          --------------------------------------------------------
      REPORTING        7       SOLE DISPOSITIVE POWER
        PERSON                                                          521,600
        WITH           --------------------------------------------------------
                       8       SHARED DISPOSITIVE POWER
                                                                            -0-
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        521,600

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.1% (see response to Item 4)

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*7
                                         HC/IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages
 Item 1(a).   Name of Issuer:

              Family Golf Centers, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              225 Broadhollow Road
              Melville, New York 11747

Item 2(a).    Name of Persons Filing:
Item 2(b).    Address of Principal Business Office:
Item 2(c).    Citizenship:

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

              Robert Day
              200 Park Avenue, Suite 2200
              New York, New York 10166
              (United States Citizen)

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              30701A106

                                                               Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)    [ ]    Broker or Dealer registered under Section 15 of the Act:

                            Not applicable

       (b)    [ ]    Bank as defined in Section 3(a)(6) of the Act:

                            Not applicable

       (c)    [ ]    Insurance Company as defined in Section 3(a)(19) of the
                     Act:

                            Not applicable

       (d)    [ ]    Investment Company registered under Section 8 of the
                     Investment Company Act:

                            Not applicable

       (e)    [ ]    Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940:

                            Not applicable

       (f)    [ ]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (see 13d-1(b)(1)(ii)(F)):

                            Not applicable

       (g)    [X]    Parent Holding Company, in accordance with Rule
                     13d-1(b)(ii)(G) (see Item 7):

                            The TCW Group, Inc.
                            Robert Day (individual who may be deemed to control
                                   The TCW Group, Inc. and other holders of the Common Stock of the issuer)

       (h)    [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                            Not applicable.

                                                              Page 6 of 8 Pages

Item 4.       Ownership **

       THE TCW GROUP, INC.

              (a)    Amount beneficially owned: 521,600

              (b)    Percent of class: 4.1%

              (c)    Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:
                            521,600

                     (ii)  Shared power to vote or to direct the vote:   none.

                     (iii) Sole power to dispose or direct the disposition of:
                            521,600

                     (iv) Shared power to dispose or to direct the disposition of: none.

       ROBERT DAY ***

              (a)    Amount beneficially owned: 521,600

              (b)    Percent of class: 4.1%

              (c)    Number of shares as to which such person has:

                     (i)   Sole power to vote or to direct the vote:
                            521,600

                     (ii)  Shared power to vote or to direct the vote: none.

                     (iii) Sole power to dispose or direct the disposition of:
                            521,600

                     (iv) Shared power to dispose or to direct the disposition of: none.

--------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

*** Shares reported for Robert Day include shares reported for The TCW Group,
Inc.

                                                              Page 7 of 8 Pages

Item 5.       Ownership of Five Percent or Less of a Class.

                     Applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              SEE Exhibit A.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable. SEE Exhibits A and B.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

       Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                              Page 8 of 8 Pages

                                    SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 5th day of December, 1997.


                                          The TCW Group, Inc.


                                          By:    /s/ Mohan V. Phansalkar
                                                 -----------------------
                                                 Mohan V. Phansalkar
                                                 Authorized Signatory



                                          Robert Day


                                          By:    /s/ Mohan V. Phansalkar
                                                 -----------------------
                                                 Mohan V. Phansalkar
                                                 Under Power of Attorney dated
                                                 January 30, 1996, on File with
                                                 Schedule 13G Amendment Number 1
                                                 for Matrix Service Co. dated
                                                 January 30, 1996.